The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement      SUBJECT TO COMPLETION      December 4, 2007

                               Pricing Supplement dated December , 2007
                    to the Product Prospectus Supplement dated October 19, 2007, the Prospectus dated January 5, 2007 and
                          the Prospectus Supplement dated February 28, 2007

     [RBC LOGO]                  $

                                 Royal Bank of Canada
                                 Principal Protected Currency Linked Notes, due December 29, 2009

         Royal Bank of Canada is offering the principal protected notes whose return is linked to the performance of the Reference Assets described below, which may be described in greater detail in the reference asset supplement attached to the product prospectus supplement as Annex A (the "reference asset supplement"). The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated October 19, 2007 describe terms that will apply generally to the principal protected notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.

Issuer:                       Royal Bank of Canada ("Royal Bank").

Issue:                        Senior Global Medium-Term Notes, Series C

Underwriter:                  RBC Capital Markets Corporation

Interest rate                 We will not pay you interest during the term of
(coupon):                     the notes.

Principal Protection:         100%

Reference Assets:             The payment at maturity on the notes are linked to
                              the value of a weighted basket (the "Basket") consisting of four currencies (each a "Basket
                              Currency", and together, the "Basket Currencies").
                              Such weightings will be achieved by providing a Component Weight for each Basket Currency.

                              Basket Currency                          Component Weight          Initial Reference Rate
                              ---------------                          ----------------          ----------------------
                              European Union euro/EUR                       40.00%
                              Indian rupee/INR                              25.00%
                              Japanese yen/JPY                              17.50%
                              Britain Pound Sterling/GBP                    17.50%

Incorporated risk             The notes are subject to the risks set forth under
factors:                      the heading "General Risks" in the product
                              prospectus supplement. In addition to those General Risks, the notes are also subject to the risks described in the product prospectus supplement on PS-8 in the section entitled "Risks
                              Specific To Notes Linked To The Performance Of A
                              Currency, A Currency Index Or A Basket Of
                              Currencies Or Currency Indices."

Initial Valuation             December 21, 2007
Date:

Issue Date:                   December 31, 2007

Maturity Date:                December 29, 2009

Payment at Maturity:          At maturity, the investor receives the principal
                              amount invested (the "Principal Amount") plus an amount equal to the greater of:
                                  1.  Zero (0%), or
                                  2.  The Principal Amount multiplied by the
                                      Basket Performance

Basket Performance:           The Basket Performance is equal to the weighted
                              return of the Basket Currencies. The Basket
                              Performance is calculated using the following formula:

                                      EUR(I)-EUR(F)           INR(I)-INR(F)            JPY(I)-JPY(F)             GBP(I)-GBP(F)
                              40% x (-------------) + 25% x (-------------) + 17.5% x (-------------) + 17.5% x (-------------)
                                         EUR(F)                  INR(F)                   JPY(F)                    GBP(F)

Participation Rate:           100%

Special features of           The notes are principal protected currency linked
the notes:                    notes offering full participation in the
                              performance of the Reference Assets at maturity.
                              If the performance on the Reference Assets is zero or negative, the return on the notes will be limited to the principal amount. See the section
                              "Certain Features of the Notes" beginning on Page
                              PS-25 in the product prospectus supplement.

U.S. tax treatment            The term of your notes is approximately 2 years.
                              The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes. See "Supplemental Discussion of Federal
                              Income Tax Consequences" in the product prospectus supplement.

Minimum                       $1,000 (except for certain non-U.S. investors for
Investment:                   whom the minimum investment will be higher)

Denomination:                 $1,000 (except for certain non-U.S. investors for
                              whom the denomination will be higher)

Final Valuation Date:         December 21, 2009, subject to extension for market
                              and other disruptions.

Determination of              The Reference Rate for each Basket Currency will
Final Reference Rate:         be determined by reference to the exchange rates
                              for spot settlement for the Basket Currencies, as defined in the reference asset supplement to the product prospectus supplement in the section
                              "Currency Exchange Rates" on page R-28. In certain circumstances, the Final Reference Rate for the Reference Assets will be based on an alternate calculation for each Currency as described under "Unavailability of the Reference Price on a Valuation Date -- Reference Asset Consisting of
                              Individual Foreign Currencies" in the product prospectus supplement.

Clearance and                 DTC global (including through its indirect
Settlement:                   participants Euroclear and Clearstream, Luxembourg
                              as described under "Description of Debt Securities
                              -- Ownership and Book-Entry Issuance" in the accompanying prospectus).

Currency:                     U.S. dollars.

Listing: The notes will not be listed on any securities exchange or quotation system.

CUSIP:                        78008EH42

Calculation agent:            The Bank of New York.

Terms Incorporated            All of the terms appearing above the item
In the Master Note:           captioned "Listing" on the cover page of this
                              pricing supplement and the terms appearing under the caption "Additional Terms of the Principal
                              Protected Notes" in the product prospectus supplement with respect to principal protected notes dated October 19, 2007.

Your investment in the notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" beginning on page PS-1 of the product supplement to read about investment risks relating to the principal protected notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement. Any representation to the contrary is a criminal offense.

                                                                                              Per note           Total
                                                                                              --------           -----
Price to public.......................................................................     %                $
Underwriting discounts and commission.................................................     %                $
Proceeds to Royal Bank................................................................     %                $


The price to purchasers who maintain accounts with participating dealers in which only asset-based fees are charged is __%. The price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

We may use this pricing supplement in the initial sale of principal protected notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in principal protected notes after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.


                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the accompanying product prospectus supplement and reference asset supplement, dated October 19, 2007, the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying product supplement, prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. You should carefully consider, among other things, the matters set forth under "Additional Risk Factors" in the product prospectus supplement and the matters set forth under "Risk Factors" in the prospectus supplement dated February 28, 2007 as the principal protected notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the principal protected notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

O           Prospectus dated January 5, 2007:
            http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025
            /o34295e424b3.htm

O           Prospectus Supplement dated February 28, 2007:
            http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
            o35030e424b3.htm

O           Product Prospectus Supplement dated October 19, 2007:
            http://www.sec.gov/Archives/edgar/data/1000275/000121465907002242/
            f101871424b3.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.


                              Hypothetical Returns

Example 1-- Calculation of the payment at maturity where the Basket Performance is positive.
            Basket Performance:      15%
            Payment at Maturity      $10,000 + ($10,000 x 15%) = $10,000 +
                                     $1,500 = $11,500
            On a $10,000 investment, a 15% Basket Performance results in a Payment at Maturity of $11,500, a 15% return on the Notes.

Example 2-- Calculation of the payment at maturity where the Basket Performance is negative.
            Basket Performance:      -25%
            Payment at Maturity      $10,000 + ($10,000 x -25%) = $10,000 +
                                     $0 = $10,000; the Payment at Maturity
                                     cannot be less than zero; therefore, the Payment at Maturity will be limited to the Principal Amount.
            On a $10,000 investment, a -25% Basket Performance results in a Payment at Maturity of $10,000, a 0% return on the Notes.


                             Historical Information


The graphs below set forth the historical performance of each Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing rates of each Reference Asset. The information provided in this table is for the four calendar quarters in each of 2004, 2005, 2006 as well as for the first, second and third quarters of 2007 and for the period from October 1, 2007 through December 3, 2007.

We obtained the information regarding the historical performance of the Reference Asset in the charts below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of each Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the market price of the Reference Asset on the Final Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in any return in addition to your initial investment.

                              EUR/USD Exchange Rate
                                 (Dec-98-Dec-06)
                                 [CHART OMITTED]






                                                                                                  Period-End
                                               High Intra-Day           Low Intra-Day          Closing Rate of
   Period-Start           Period-End             Rate of the             Rate of the            the Reference
       Date                  Date              Reference Asset         Reference Asset              Asset
       ----                  ----              ---------------         ---------------              -----
     1/1/2004             3/31/2004               1.2926                   1.2047                   1.2316
     4/1/2004             6/30/2004               1.2389                   1.1761                   1.2199
     7/1/2004             9/30/2004               1.2461                   1.1969                   1.2436
    10/1/2004            12/31/2004               1.3666                   1.2225                   1.3554

     1/1/2005             3/31/2005               1.3582                   1.2732                   1.2964
     4/1/2005             6/30/2005               1.3125                   1.1981                   1.2108
     7/1/2005             9/30/2005               1.2589                   1.1868                   1.2026
    10/1/2005            12/30/2005               1.2205                   1.164                    1.1849

     1/1/2006             3/31/2006               1.2323                   1.1802                   1.2118
     4/1/2006             6/30/2006               1.2979                   1.2034                   1.279
     7/1/2006             9/29/2006               1.2938                   1.2458                   1.2674
    10/1/2006            12/29/2006               1.3367                   1.2484                   1.3199

     1/1/2007             3/31/2007               1.3411                   1.2868                   1.3354
     4/1/2007             6/30/2007               1.368                    1.3264                   1.3542
     7/1/2007             9/30/2007               1.4278                   1.3361                   1.4267
    10/1/2007             12/3/2007               1.4967                   1.4015                   1.4668


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                              INR/USD Exchange Rate
                                 (Dec-97-Dec-06)
                                 [CHART OMITTED]



                                                                                                  Period-End
                                               High Intra-Day           Low Intra-Day          Closing Rate of
   Period-Start           Period-End             Rate of the             Rate of the            the Reference
       Date                  Date              Reference Asset         Reference Asset              Asset
       ----                  ----              ---------------         ---------------              -----
     1/1/2004             3/31/2004               45.725                   43.37                    43.6
     4/1/2004             6/30/2004               46.285                   43.28                    46.06
     7/1/2004             9/30/2004               46.515                   45.625                   45.95
    10/1/2004            12/31/2004               45.9475                  43.44                    43.46

     1/1/2005             3/31/2005               44.085                   43.305                   43.745
     4/1/2005             6/30/2005               43.845                   43.2625                  43.485
     7/1/2005             9/30/2005               44.15                    43.13                    44.015
    10/1/2005            12/30/2005               46.39                    44.0575                  45.05

     1/1/2006             3/31/2006               45.135                   44.02                    44.6225
     4/1/2006             6/30/2006               46.56                    44.55                    46.04
     7/1/2006             9/29/2006               47.05                    45.77                    45.925
    10/1/2006            12/29/2006               45.9715                  44.13                    44.26

     1/1/2007             3/31/2007               44.695                   43.025                   43.4725
     4/1/2007             6/30/2007               43.29                    40.285                   40.7
     7/1/2007             9/30/2007               41.715                   39.62                    39.77
    10/1/2007             12/3/2007               39.97                    39                       39.495


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                              JPY/USD Exchange Rate
                                 (Dec-97-Dec-06)
                                 [CHART OMITTED]



                                                                                                  Period-End
                                               High Intra-Day           Low Intra-Day          Closing Rate of
   Period-Start           Period-End             Rate of the             Rate of the            the Reference
       Date                  Date              Reference Asset         Reference Asset              Asset
       ----                  ----              ---------------         ---------------              -----
     1/1/2004             3/31/2004               112.34                   103.42                   104.22
     4/1/2004             6/30/2004               114.88                   103.49                   108.77
     7/1/2004             9/30/2004               112.49                   107.58                   110.05
    10/1/2004            12/31/2004               111.46                   101.84                   102.63

     1/1/2005             3/31/2005               107.7                    101.68                   107.15
     4/1/2005             6/30/2005               110.99                   104.2                    110.92
     7/1/2005             9/30/2005               113.72                   108.77                   113.51
    10/1/2005            12/30/2005               121.4                    113.02                   117.75

     1/1/2006             3/31/2006               119.4                    113.43                   117.78
     4/1/2006             6/30/2006               118.9                    109                      114.42
     7/1/2006             9/29/2006               118.28                   113.46                   118.18
    10/1/2006            12/29/2006               119.88                   114.44                   119.07

     1/1/2007             3/31/2007               122.19                   115.16                   117.83
     4/1/2007             6/30/2007               124.14                   117.46                   123.18
     7/1/2007             9/30/2007               123.68                   111.62                   114.8
    10/1/2007             12/3/2007               117.94                   107.23                   110.46


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                              GBP/USD Exchange Rate
                                 (Dec-97-Dec-06)
                                 [CHART OMITTED]




                                                                                                  Period-End
                                               High Intra-Day           Low Intra-Day          Closing Rate of
   Period-Start           Period-End             Rate of the             Rate of the            the Reference
       Date                  Date              Reference Asset         Reference Asset              Asset
       ----                  ----              ---------------         ---------------              -----
     1/1/2004             3/31/2004                1.914                   1.7788                   1.8462
     4/1/2004             6/30/2004                1.8606                  1.7481                   1.8203
     7/1/2004             9/30/2004                1.8771                  1.7709                   1.812
    10/1/2004            12/31/2004                1.955                   1.7747                   1.9181

     1/1/2005             3/31/2005                1.9325                  1.851                    1.8905
     4/1/2005             6/30/2005                1.9217                  1.7873                   1.7915
     7/1/2005             9/30/2005                1.85                    1.7273                   1.7643
    10/1/2005            12/30/2005                1.7904                  1.7049                   1.723

     1/1/2006             3/31/2006                1.7935                  1.7188                   1.7372
     4/1/2006             6/30/2006                1.9026                  1.7251                   1.8484
     7/1/2006             9/29/2006                1.9143                  1.8177                   1.8723
    10/1/2006            12/29/2006                1.9848                  1.8519                   1.9589

     1/1/2007             3/31/2007                1.9916                  1.9186                   1.9678
     4/1/2007             6/30/2007                2.0133                  1.9593                   2.0088
     7/1/2007             9/30/2007                2.0654                  1.9654                   2.0473
    10/1/2007             12/3/2007                2.1162                  2.0246                   2.0659


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

     Although the basket is not a recognized market index, the following graph depicts the historical performance of the basket as it would have occurred from January 1, 1999 to November 30, 2007, as though the basket had been in existence since January 1, 1999 with a starting level of 31.259 and initial basket currency exchange rates for the basket currencies determined as of that date. Any historical upward or downward trend in the level of the basket during any period shown below is not an indication that the level of the basket is more or less likely to increase or decrease at any time during the term of the securities. The historical values of the basket do not give any indication of the future performance of the basket and Royal Bank cannot make any assurance regarding the future performance of the basket.



                                 [CHART OMITTED]

                       Specific Investment Considerations

The notes are intended to be held to maturity. Your principal is only protected (to the extent specified on the front cover of this pricing supplement) if you hold the notes until maturity. If you sell your notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your notes sold and may incur a substantial loss. There may be little or no secondary market for the notes. In addition, the price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

You may not realize a gain on the notes. If the Basket Performance is zero or negative on the Final Valuation Date, the payment at maturity with respect to each notes will be limited to the principal amount. This will be true, even where the Basket Performance was positive as of some date or dates prior to the Final Valuation Date, because the payment at maturity will be calculated solely on the basis of the Basket Performance (or otherwise determined by the calculation agent, in the case of a market disruption event) as of the Final Valuation Date. The notes are intended to be held to maturity.

The notes are unsecured. The notes are solely the unsecured obligations of Royal Bank. An investment in the notes does not constitute a deposit and neither the notes nor your investment in the notes are insured by the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation or any other private or governmental agency. The business and affairs of Royal Bank may affect the market value of your Notes.

The Values of the Basket Currencies and the U.S. Dollar Are Affected by Many Complex Factors. The Basket Currency exchange rates are a result of the supply of and demand for each currency, and changes in foreign exchange rates may result from the interactions of many factors including economic, financial, social and political conditions in the United States on the one hand, and the European Union, Great Britain, Japan and India (the "Reference Asset Countries"). These conditions include, for example, the overall growth and performance of the economies of the United States and the Reference Asset Countries; the trade and current account balances between the U.S. on the one hand and the Reference Asset Countries on the other; the financing and capital account balances between the U.S. on the one hand and the Reference Asset Countries on the other; market interventions by the Federal Reserve Board or the respective governmental and banking authorities responsible for setting foreign exchange policies in Reference Asset Countries; inflation, interest rate levels, the performance of stock markets, and the stability of the governments and banking systems in the United States and the Reference Asset Countries; wars that any of the United States or the Reference Asset Countries are directly or indirectly involved in or wars that occur anywhere in the world; major natural disasters in the United States and the Reference Asset Countries; and other foreseeable and unforeseeable events.

Certain relevant information relating to the Basket Currencies may not be as well known or as rapidly or thoroughly reported in the United States as comparable United States developments. Prospective purchasers of the notes should be aware of the possible lack of availability of important information that can affect the value of the Basket Currencies relative to the U.S. Dollar and must be prepared to make special efforts to obtain that information on a timely basis.

Potential conflicts of interest. We and our affiliates expect to engage in trading activities related to the Reference Assets that may present a conflict between the holders' interest in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities could influence the rates of the Reference Assets and, therefore, the market value of the notes.

Insurance companies, employee benefit plans and non-U.S. holders. Any insurance company or fiduciary of a pension plan or other employee benefit plan or any non-U.S. holder of the notes should consult with its own advisors to determine whether an investment in the notes is suitable for you. Non-U.S. holders are subject to particular risks that are not described in the product supplement.

                 Certain U.S. Federal Income Tax Considerations

            The notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different.

            We have determined that the comparable yield for the notes is equal to 3.94% per annum, compounded semi-annually, with a projected payment at maturity of $1,081.16 based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, subject to the adjustments described below to reflect the actual payment in the year in which the note matures, you would be required to report the following amounts as ordinary income from the note each year:

 ------------------------------------------------------------------------------------------------------------------------
                                                                                  Total Interest Deemed to Have
                                                                                  Accrued from Original Issue Date
                                     Interest Deemed to Accrue During             (per $1000 note) as of End of Accrual
        Accrual Period               Accrual Period (per $1000 note)              Period
 ------------------------------------------------------------------------------------------------------------------------
 Original Issue Date through                        $0.00                                        $0.00
 December 31, 2007
 ------------------------------------------------------------------------------------------------------------------------
 January 1, 2008 through                           $41.82                                       $41.82
 December 31, 2008
 ------------------------------------------------------------------------------------------------------------------------
 January 1, 2009 through                           $39.34                                       $81.16
 December 29, 2009
 ------------------------------------------------------------------------------------------------------------------------

            However, if the amount you receive at maturity is greater than $1,081.16, you would be required to increase the amount of ordinary income that you recognize in 2009 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than $1,081.16, such difference would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss.

            The comparable yield and the projected payment used above will be updated, if necessary, in the final pricing supplement.

            You are required to use the comparable yield and projected payment schedule above in determining your interest accruals in respect of the notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

            For a further discussion of the tax treatment of your notes, please see the discussion under the heading "Supplemental Discussion of Federal Income Tax Consequences" in the product prospectus supplement.

                        Supplemental Plan of Distribution

            We expect that delivery of the Notes will be made against payment for the Notes on or about December 31, 2007, which is the fifth business day following the Initial Valuation Date (this settlement cycle being referred to as "T+5"). See "Supplemental Plan of Distribution" in the prospectus supplement dated February 28, 2007.

            No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement, the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.



                                        $


                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

                            Principal Protected Notes

                                 December , 2007